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                                                                    Exhibit 12.1

                               UNISYS CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                 ($ in millions)



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
                                                Years Ended December 31
                                     ------------------------------------------
                                     2001     2000     1999     1998      1997
                                     ----     ----     ----     ----      ----
FIXED CHARGES
Interest expense                    $ 70.0   $ 79.8   $127.8   $171.7   $ 233.2
Interest capitalized during
  the period                          11.8     11.4      3.6       -         -
Amortization of debt issuance
  expenses                             2.7      3.2      4.1      4.6       6.7
Portion of rental expense
  representative of interest          53.9     42.2     46.3     49.1      51.8
                                    ------   ------   ------    ------  -------
    Total Fixed Charges              138.4    136.6    181.8    225.4     291.7
                                    ------   ------   ------    ------  -------
EARNINGS
Income (loss) from continuing
 operations before income taxes      (46.5)   379.0    770.3    594.2    (748.1)
Add (deduct) the following:
 Share of loss (income) of
  associated companies                (8.6)   (20.5)     8.9      (.3)      5.9
 Amortization of capitalized
  interest                             5.4      2.2       -        -         -
                                    ------   ------   ------   -------  -------
    Subtotal                         (49.7)   360.7    779.2    593.9    (742.2)
                                    ------   ------   ------   -------  -------

Fixed charges per above              138.4    136.6    181.8    225.4     291.7
Less interest capitalized during
  the period                         (11.8)   (11.4)    (3.6)      -         -
                                    ------   ------   ------   -------   ------
Total earnings (loss)               $ 76.9   $485.9   $957.4   $819.3   $(450.5)
                                    ======   ======   ======   =======   ======

Ratio of earnings to fixed
  charges                               *      3.56     5.27     3.63        *
                                    ======   ======   ======   =======  =======


* Earnings for the years ended December 31, 2001 and 1997 were inadequate to cover fixed charges by approximately $61.5 and $742.2 million, respectively.
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